Exhibit 10.17
THE TIMBERLAND COMPANY
DEFERRED COMPENSATION PLAN
ARTICLE I
DEFINITIONS
     1.1. DEFINITIONS. Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.
     (a) “Account” or “Accounts”: one or more memorandum (bookkeeping) accounts reflecting compensation deferred under the Plan and adjustments for notional investment experience with respect thereto.
     (b) “Base Salary”: a Participant’s annual base salary, excluding bonuses, commissions, incentive and all other remuneration for services rendered to Company.
     (c) “Beneficiary” or “Beneficiaries”: the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. The Committee may require, in the case of a married Participant, the consent of the Participant’s spouse to the designation of any non-spouse Beneficiary. No beneficiary designation shall become effective until it is filed with the Committee. In the absence of a valid beneficiary designation, the beneficiary of a deceased Participant shall be deemed to be the Participant’s surviving spouse or, if there is no surviving spouse, the Participant’s estate.
     (d) “Board”: the Board of Directors of the Company.
     (e) “Bonus”: any annual or other bonus that is designated by the Committee as a “Bonus” for purposes of this Plan.
     (f) “Code”: the Internal Revenue Code of 1986, as amended.
     (g) “Commissions”: remuneration, subject to such limitations as the Committee may prescribe, that (i) is payable to an Eligible Employee for services consisting of the direct sale of a product or service; (ii) includes either a portion of the purchase price for the product or service or an amount calculated solely by reference to the volume of sales; and (iii) is contingent upon the Company receiving payment for the product or service from an “unrelated customer” within the meaning of Treasury Regulation Section 1.409A-2(a)(10).
     (h) “Committee”: the individual or individuals appointed to administer the Plan in accordance with Article VII.
     (i) “Company”: The Timberland Company.
     (j) “Company Account”: any Account other than a Deferral Account.
     (k) “Compensation”: Base Salary, Bonuses, Commissions (or any combination of the foregoing), Board fees, in each case determined prior to deferrals under this Plan or otherwise, and Refund of 401(k) Contributions.
     (l) “Deferral Account”: an Account reflecting deferrals by a Participant of his or her Compensation and adjustments for notional investment experience with respect thereto.
     (m) “Disability”: an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or such other permissible definition of “disability” as set forth in final regulations under Code Section 409A, as determined by the Committee.

     (n) “Distributable Amount”: the vested balance in a Participant’s Account or Accounts.
     (o) “Early Distribution”: a distribution pursuant to an election under Section 6.2.
     (p) “Effective Date”: January 1, 2007, for this amendment and restatement of the original plan document (adopted December 7, 2000, and effective January 1, 2001).
     (q) “Eligible Employee”: Any individual employed by the Company or a participating subsidiary of the Company who is selected by the Committee to be eligible to participate in the Plan. Except to the extent the context indicates otherwise, the term “Eligible Employee” shall include a member of the Board. The Committee may require, as a condition to eligibility under the Plan, that an employee complete such enrollment information, including without limitation insurance forms for insurance on the employee’s life to be owned by the Company, as the Committee may determine.
     (r) “Fund” or “Funds”: one or more of the investment funds selected by the Committee pursuant to Section 3.2(b) to measure notional investment returns under the Plan. The Committee may at any time and from time to time add or subtract Funds.
     (s) “Hardship”: a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident; loss of property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee in accordance with Code Section 409A and related regulations.
     (t) “Participant”: an Eligible Employee or a member of the Board who is participating in the Plan or a former Eligible Employee or member of the Board with an Account that has not been distributed.
     (u) “Payment Date”: the date specified in accordance with the Plan for the payment or commencement of payment of a Participant’s Account.
     (v) “Plan”: The Timberland Company Deferred Compensation Plan set forth herein and as from time to time amended.
     (w) “Plan Year”: the calendar year.
     (x) “Refund of 401(k) Contributions”: amounts refunded under the Timberland Retirement Earnings 401(k) Plan as a result of the average deferral percentage test or the average contribution percentage test.
     (aa) “Scheduled Withdrawal Date”: A Payment Date elected by a Participant for an in-service withdrawal of amounts attributable to a given Plan Year’s deferral.
     (bb) “Specified Employee”: an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Committee or its delegate.  The determination of Specified Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate in accordance with the provisions of Code §§ 416(i) and 409A and the regulations issued thereunder. For purposes of identifying Specified Employees, the Company retains the discretion to make such determinations and may take any necessary corporate action in accordance with this Plan.
     (cc) “Trust”: the so-called “rabbi trust” maintained in connection with the Plan.
     (dd) “Trustee”: the trustee of the Trust.
ARTICLE II
PARTICIPATION
     Each Eligible Employee who elects a deferral pursuant to Article III, and each other Eligible Employee for whom an Account is maintained under the Plan, shall be a Participant. An individual shall not cease to be a Participant until his or her Accounts have been distributed or withdrawn in full, but no Participant who is not an Eligible Employee shall be entitled to defer additional amounts of Compensation under the Plan.

     ARTICLE III
     DEFERRAL ELECTIONS
     3.1. ELECTIONS TO DEFER COMPENSATION.
     (a) ELECTION UPON FIRST ELIGIBILITY. Within 30 days after becoming an Eligible Employee, an individual may make an initial election to defer Compensation for services to be performed subsequent to the election during the current Plan Year. If the Committee permits an initial election to defer Compensation that includes a performance-based Bonus where the election is made after the performance period begins, the election will apply only to the Bonus paid for services performed subsequent to the election, determined by multiplying the total Bonus by the ratio of the number of days in the performance period after the election over the total number of days in the performance period.
     (b) GENERAL RULE. As long as an individual is an Eligible Employee, he or she may elect to defer Compensation for services to be performed in each subsequent Plan Year by making an annual election not later than 15 days prior to the beginning of such subsequent Plan Year. In the case of Commissions, services are deemed performed in the year in which the customer pays the Company. Except as otherwise determined by the Committee, any election to defer a Bonus pursuant to this Section 3.1(b) must be made prior to the beginning of the Plan Year or other period to which the Bonus relates. The Committee may permit an election to defer a performance-based Bonus to be made after the beginning of the Plan Year and not later than six months before the end of the performance period, provided that (i) the Eligible Employee making such election has performed services continuously from the date the performance criteria are established through the date such employee makes an initial deferral election; (ii) the performance period is at least twelve months, and (iii) the Bonus is not both substantially certain to be paid and readily ascertainable when the election to defer the Bonus is made.
     (c) IRREVOCABILITY AND DURATION OF DEFERRAL ELECTION. An election under Section 3.1(b) shall continue in effect only for the next Plan Year and shall be irrevocable during such year unless the Participant ceases to be an Eligible Employee.
     Notwithstanding the foregoing to the contrary, the deferral election of an Eligible Employee who receives a Hardship distribution pursuant to Section 6.3 shall be cancelled upon payment of such distribution.
     (d) FORM OF ELECTION. An election to defer any Compensation under this Article III shall be expressed either as a percentage of the Compensation or as a dollar amount and shall be made on such form and in such manner as prescribed by or acceptable to the Committee.
     (e) MAXIMUM AND MINIMUM DEFERRALS. An election under Section 3.1(b) shall not be given effect to the extent it (together with other deferrals or withholdings with respect to the Participant) would reduce the amount otherwise payable on a current basis to the Participant below the amount needed to satisfy FICA (including Medicare), income taxes and employee benefit plan withholding requirements. If an Eligible Employee elects a deferral under Section 3.1(b) for any Plan Year, the minimum deferral amount shall be $5,000, except in the case of a Refund of 401(k) Contributions.
     3.2. NOTIONAL OR HYPOTHETICAL INVESTMENT ELECTIONS.
     (a) Each Participant shall designate, in such manner as the Committee may determine, the Funds in which his or her Accounts are to be deemed invested for purposes of measuring the notional (hypothetical) investment return on such Accounts. In designating one or more Funds pursuant to this Section 3.2, the Participant may allocate the notional investment of his or her Accounts in whole percentage increments, subject to such other or additional allocation methods as may be determined by the Committee. A Participant may reallocate his or her Accounts among the notional investment alternatives represented by available Funds at such time and in such manner as prescribed by or acceptable to the Committee. If a Participant fails to allocate any portion of his or her Accounts, he or she shall be deemed to have designated as the measure of notional investment return for such portion (i) if the Committee has selected a money market Fund, such Fund, or (ii) if the Committee has not selected a money-market Fund, a hypothetical savings account bearing a market rate of interest, as determined by the Committee.

     (b) The Committee shall establish such reasonable rules as it deems appropriate to adjust Accounts for notional investment experience.
     ARTICLE IV
     DEFERRAL ACCOUNTS AND TRUST FUNDING
     4.1. DEFERRAL ACCOUNTS.
     The Committee shall establish and maintain a Deferral Account for each Participant under the Plan and shall establish and maintain such subaccounts as it deems necessary or appropriate to track the notional investment selections or other elections applicable to the Deferral Account, and to separately track amounts deferred (and notional investment experience on such amounts) before January 1, 2005. A Participant’s Deferral Account shall be credited as follows:
     (a) As soon as practicable after amounts are withheld and deferred from a Participant’s Compensation pursuant to an election under Section 3.1, the Committee shall credit the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant and shall allocate such amount among the notional investment selections made by the Participant pursuant to Section 3.2(a). A credit made within five business days following the date of a Participant’s deferral shall automatically be deemed to satisfy the “as soon as practicable” standard of the preceding sentence.
     (b) Each Deferral Account shall periodically be adjusted to reflect notional investment experience in accordance with Section 3.2(b).
     (c) In the event that a Participant elects for a given Plan Year’s deferral of Compensation to have a Scheduled Withdrawal Date, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and notional investment experience with respect thereto.
     4.2. COMPANY ACCOUNT.
     If the Company has determined to credit additional amounts (that is, amounts other than Participant deferrals and notional investment experience with respect thereto) under the Plan, the Committee shall establish and maintain a Company Account for each affected Participant and shall establish and maintain such subaccounts as it deems necessary or appropriate to track the notional investment selections or other elections applicable to the Company Account, and to separately track amounts credited (and notional investment experience on such amounts) before January 1, 2005. A Participant’s Company Account shall be credited as follows:
     (a) On the date specified by the Committee in accordance with any decision by the Company to credit additional amounts under this Section 4.2, the Committee shall credit each affected Participant’s Company Account with an amount specified for such Participant and shall allocate such amount among the notional investment selections made by the Participant pursuant to Section 3.2(a).
     (b) Each Company Account shall periodically be adjusted to reflect notional investment experience in accordance with Section 3.2(b).
     (c) TRUST FUNDING. The Company has created a Trust to assist in the payment of benefits under the Plan and shall from time to time contribute such amounts to the Trust as it deems necessary or appropriate. The Trust is intended to constitute a so-called “rabbi trust” and is intended not to constitute a “funding” of the Plan for tax purposes or for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
ARTICLE V
VESTING
     A Participant shall be 100% vested in his or her Deferral Account. The Company may establish a vesting schedule (which may differ from Participant to Participant) with respect to any Company Account.

ARTICLE VI
DISTRIBUTIONS
     6.1. IN GENERAL.
     (a) DISTRIBUTION WITHOUT SCHEDULED WITHDRAWAL DATE. In the case of a Participant whose employment with the Company terminates, the Distributable Amount shall be paid to the Participant (and after his or her death to his or her Beneficiary) in substantially equal annual installments over ten (10) years commencing as soon as practicable following the Participant’s termination of employment date; provided, however, in the case of a “Specified Employee” such commencement shall be delayed six (6) months (or if earlier until the death or Disability of the Participant), except with respect to amounts deferred prior to January 1, 2005 or to the extent earlier commencement is permitted under Code Section 409A regulations to comply with a domestic relations order or a certificate of divestiture, or to pay employment taxes on compensation deferred under the Plan. Any such delayed payments to which such Specified Employee would otherwise be entitled during the first six (6) months following his or her termination of employment date shall be accumulated and paid in a lump-sum (without interest) at the end of the delay period. An optional form of benefit may be elected by the Participant, on such form and in such manner as prescribed by or acceptable to the Committee, at the time of the Participant’s annual deferral under the Plan, from among the following:
(1)	a lump sum distribution; or

(2)	substantially equal annual installments over five (5) years; or

(3)	substantially equal annual installments over fifteen (15) years; and

(4)	with respect to amounts deferred after December 31, 2006, substantially equal annual installments over any period from two (2) to fifteen (15) years.
     A distribution under (a)(1) will be made as soon as practicable following the Participant’s termination of employment or, if elected by the Participant, during February of the calendar year following the calendar year in which employment terminates. A Participant may not modify the time and form of benefit that he or she has elected under this Section 6.1(a).
     The Participant’s Accounts shall continue to be adjusted for notional investment experience until all amounts credited to the Accounts have been distributed.
     A Participant’s right to any series of installment payments under Section 6.1(a) is to be treated as a right to a series of separate payments, in accordance with Treas. Reg. § 1.409A-2(b)(2)(iii).
     (b) DISTRIBUTION WITH SCHEDULED WITHDRAWAL DATE. In the case of a Participant who has elected a Scheduled Withdrawal Date with respect to any portion of his or her Accounts, the Participant shall receive the Distributable Amount fraction of such portion of such Account commencing at or as soon as practicable after the Scheduled Withdrawal Date, payable (as the Participant elects) either in a lump sum or in annual installments over a period of two to five years. The Scheduled Withdrawal Date for deferrals from, or additional Company credits for, a given Plan Year can be no earlier than two years from the last day of such Plan Year. A Participant may extend the Scheduled Withdrawal Date for any Plan Year, provided such extension occurs at least twelve (12) months before the Scheduled Withdrawal Date and defers the Payment Date by at least five (5) years from the Scheduled Withdrawal Date. The Participant shall have the right to twice modify any Scheduled Withdrawal Date; and with respect to amounts deferred after December 31, 2006, such right shall be unlimited. In the event the employment of a Participant terminates prior to (or in the case of a Specified Employee, six (6) months prior to) a Scheduled Withdrawal Date other than by reason of death, the vested portion of the Participant’s Account scheduled to be distributed at or as soon as practicable after such Scheduled Withdrawal Date shall be forthwith distributed in the form elected by the Participant under subsection (a) above but only to the extent such distribution would be at least as rapid as under the form of payment in effect for the Scheduled Withdrawal Date.
     A Participant whose employment terminates while he or she is receiving annual installments pursuant to this Section 6.2(b) shall receive a lump sum distribution of the

Distributable Amount as soon as practicable following the Participant’s termination of employment date; provided, however, in the case of a “Specified Employee” such commencement shall be delayed six (6) months (or if earlier until the death or Disability of the Participant), except to the extent earlier commencement is permitted under Code Section 409A regulations to comply with a domestic relations order or a certificate of divestiture, or to pay employment taxes on compensation deferred under the Plan.
     A Participant’s right to any series of installment payments under Section 6.1(b) is to be treated as a right to a series of separate payments, in accordance with Treas. Reg. § 1.409A-2(b)(2)(iii).
     (c) DISTRIBUTION UPON DEATH. In the case of a Participant who dies while employed by the Company, the Participant’s Account will be paid in a single lump sum to the Participant’s Beneficiary and, in addition, if at the time of the Participant’s death the Company held insurance under the Plan on the life of the Participant in an amount and subject to such additional conditions as the Committee may determine, the Company shall pay to the Beneficiary a supplemental death benefit equal to $100,000.
     (d) POST-TERMINATION DEATH BENEFIT. In the event a Participant dies after his or her employment has terminated and for whom there still remains an undistributed vested balance in the Plan, the remaining vested balance shall, except as otherwise determined by the Committee, be paid in a single lump sum to the Participant’s Beneficiary.
     6.2. EARLY NON-SCHEDULED DISTRIBUTIONS. This Section 6.2 shall apply only to amounts deferred prior to January 1, 2005, and notional investment experience on such amounts. A Participant shall be permitted to elect an Early Distribution from his or her Account prior to the Payment Date, subject to the following restrictions:
     (a) The election to take an Early Distribution shall be made by filing a form prescribed by or acceptable to the Committee prior to the end of any calendar month.
     (b) The amount of the Early Distribution shall equal up to 90% of the Participant’s vested Account balance.
     (c) The amount described in subsection (b) above shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Early Distribution election is made.
     (d) If a Participant requests an Early Distribution of his or her entire vested Account, the remaining balance of his or her Account (10% of the Account) shall be permanently forfeited and the Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount. If a Participant receives an Early Distribution of less than his or her entire vested Account, such Participant shall forfeit 10% of the gross amount to be distributed from the Participant’s Account and the Company shall have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount.
     (e) If a Participant receives an Early Distribution of either all or a part of his or her Account, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the following Plan Year. All distributions shall be made on a pro rata basis from among a Participant’s Accounts.
     6.3. HARDSHIP DISTRIBUTION.
     A Participant shall be permitted to elect a distribution on account of Hardship from his or her vested Accounts prior to the Payment Date, subject to the following restrictions:
     (a) The election to take a Hardship distribution shall be made on such form and in such manner as prescribed by or acceptable to Committee prior to the end of any calendar month.
     (b) The Committee shall have made a determination that the requested distribution is on account of a Hardship.
     (c) The amount determined by the Committee as a Hardship distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship distribution election is approved by the Committee.

     (d) If a Participant receives a Hardship distribution, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the following Plan Year. Whether or not the Participant receives a Hardship distribution under the Plan, if he or she takes a hardship distribution under any 401(k) plan of the Company or its subsidiaries, he or she shall be ineligible to participate in this Plan for the twelve month period beginning with such hardship distribution.
     (e) The Hardship distribution shall not exceed the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).
     6.4. INABILITY TO LOCATE PARTICIPANT.
     In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.
ARTICLE VII
ADMINISTRATION
     7.1. COMMITTEE. The Committee shall be appointed by, and serve at the pleasure of, the Management Development and Compensation Committee of the Board (MDCC). The number of members comprising the Committee shall be determined by the MDCC, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the MDCC. The MDCC may remove any member at any time, with or without prior notice.
     7.2. COMMITTEE ACTION. The Committee shall establish such rules and procedures, and delegate such ministerial responsibilities, as it deems appropriate for carrying out its functions under the Plan. No member of the Committee shall vote or act upon any matter which relates solely to himself or herself as a Participant.
     7.3. POWERS AND DUTIES OF THE COMMITTEE.
     (a) The Committee shall have complete discretion, consistent with the express provisions of the Plan, to determine eligibility for participation in the Plan and eligibility for, and the amount of, any distribution or withdrawal under the Plan, and generally to administer and construe the Plan and determine all matters that may arise under the Plan. The Committee’s powers include, but are not limited to, the following:
(1)	To select the Funds and change such selection from time to time;

(2)	To construe and interpret the terms and provisions of this Plan;

(3)	To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(4)	To maintain all records that may be necessary for the administration of the Plan;

(5)	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(6)	To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(7)	To delegate to others such responsibilities, powers and duties in connection with the administration of the Plan as the Committee deems appropriate; and

(8)	To take all actions necessary for the administration of the Plan or the Trust.

     7.4. CONSTRUCTION AND INTERPRETATION. The Committee’s interpretation of the Plan (including any forms or elections under the Plan), whether in general or as applied to particular Participants or Beneficiaries, shall be final and binding on all parties.
     7.5. INFORMATION. To enable the Committee to perform its functions, the Company shall supply such information to the Committee as the Committee may reasonably request.
     7.6. COMPENSATION, EXPENSES AND INDEMNITY.
     (a) The members of the Committee shall serve without compensation for their services hereunder.
     (b) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
     (c) To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the MDCC, the Board and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.
     7.7. STATEMENTS. The Committee shall cause periodic statements to be provided (with such frequency as the Committee determines) to Participants and Beneficiaries setting forth their Account balances and such other information as the Committee deems pertinent.
     7.8. DISPUTES. The Committee shall establish a claims and review procedure consistent with Section 503 of ERISA and shall communicate the procedure to Participants. The procedure established by the Committee shall control all proceedings that may arise with respect to disputes under the Plan.
ARTICLE VIII
MISCELLANEOUS
     8.1. UNSECURED GENERAL CREDITOR.
     Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and ERISA.
     8.2. RESTRICTION AGAINST ASSIGNMENT.
     The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

     8.3. WITHHOLDING.
     There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.
     8.4. AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION.
     The Management Development and Compensation Committee of the Board may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts. In the event this Plan is terminated, the amounts allocated to a Participant’s Accounts (and notional investment experience on such amounts) that were deferred prior to January 1, 2005, shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within thirty (30) days following the date of termination. All other amounts shall be distributed as soon as practicable in accordance with Code Section 409A and related regulations.
     8.5. GOVERNING LAW.
     This Plan shall be construed, governed and administered in accordance with the laws of New Hampshire except to the extent the same is preempted by ERISA.
     8.6. RECEIPT OR RELEASE.
     Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan, the Committee or the Company. The Committee may require a Participant or Beneficiary, as a condition precedent to any payment, to execute a receipt and release to such effect.
     8.7. PAYMENTS ON BEHALF OF PERSONS UNDER INCAPACITY.
     In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.
     8.8. LIMITATION OF RIGHTS AND EMPLOYMENT RELATIONSHIP.
     Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.
     8.9. HEADINGS.
     Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.